SUMMIT PARTNERS PUBLIC ASSET MANAGEMENT, LLC

INVESTMENT ADVISER

CODE OF ETHICS

AND

SECURITIES TRADING POLICY AND PROCEDURES

EFFECTIVE AS OF SEPTEMBER 2024

CODE OF ETHICS

AND

SECURITIES TRADING POLICY AND PROCEDURES

The Advisers are each registered (or deemed registered) under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), have adopted the following Code of Ethics and Securities Trading Policy and Procedures (the “Code of Ethics”) governing the conduct of personal securities trading by Employees. The Advisers provide “investment supervisory services” to their clients, which currently consist of investment funds privately offered to qualified investors in the United States and elsewhere (the “Funds”), separately managed account clients (“SMA Clients”) and a sub-advisory relationship with respect to a registered investment company (“RIC”). For purposes of the Code of Ethics, the Funds, SMA Clients and RIC are collectively referred to as SPPAM Clients.

The purpose of this Code of Ethics is to foster compliance with applicable federal statutes and regulatory requirements and to eliminate transactions suspected of being in conflict with the best interests of the SPPAM Clients. This Code of Ethics also includes policies designed to ensure that personnel are in compliance with insider trading and market abuse laws both when trading in a personal capacity and when trading or advising others in a professional capacity. In addition to this Code of Ethics, information contained in the Expert Networks Policy also discusses topics relating to the prevention of any misuse of material, non-public information. Please see the Expert Networks Policy for additional information relating to the use of Expert Networks and Data Providers (each as defined therein).

ARTICLE I

DEFINITIONS

In addition to the terms defined in the foregoing paragraph, the following terms shall have the following meanings for purposes of this Code of Ethics:

A.

“Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

B.

“Beneficial Ownership” is interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”). Under Rule 16a-1(a)(2), “Beneficial Owner” means any person who, directly or indirectly through any contract, arrangement, understanding, relationship or otherwise has or shares a direct or indirect Pecuniary Interest in any Securities, subject to the following:

i.	“Pecuniary Interest” means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the subject Securities. An indirect Pecuniary Interest includes:

1.

Securities held by members of an Employee’s “Immediate Family” sharing the same household (which includes any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, and includes adoptive relationships). You may request that a member of your Immediate Family be excluded from the reach of the Code of Ethics by contacting the Chief Compliance Officer and demonstrating why it would be appropriate.

2.	A general partner’s proportionate interest in the portfolio Securities held by a general or limited partnership.

3.	A person’s right to dividends that are separated or separable from the Securities.

4.

A trustee’s pecuniary interest in Securities holdings of a trust and any pecuniary interest of any Immediate Family member of such trustee (such Pecuniary Interest being to the extent of the beneficiary’s pro rata interest in the trust).

ii.	A beneficiary of a trust if:

1.	The beneficiary shares investment control with the trustee (such Pecuniary Interest being to the extent of the beneficiary’s pro rata interest in the trust); or

2.	The beneficiary has investment control with respect to a trust transaction without consultation with the trustee.

3.	Remainder interests do not create a Pecuniary Interest unless the person with such interest has the power, directly or indirectly, to exercise or share investment control over the trust.

4.

A settlor or grantor of a trust if such person reserves the right to revoke the trust without the consent of another person, unless the settlor or grantor does not exercise or share investment control over the Securities.

5.

A shareholder will not be deemed to have a Pecuniary Interest in the portfolio Securities held by a corporation or similar entity in which the person owns Securities if the shareholder is not a controlling shareholder of the entity and does not have or share investment control over the entity’s portfolio.

iii.	Although this list is not exhaustive, you generally would be the Beneficial Owner of the following:

1.	Securities held in your own name;

2.	Securities held with another in joint tenancy, as tenants in common, or in other joint ownership arrangements;

3.	Securities held by a bank or broker as a nominee or custodian on your behalf or pledged as collateral for a loan;

4.	Securities over which you hold a power of attorney enabling you to take discretionary decisions related to the Securities; and

5.	Securities owned by a corporation which is directly or indirectly controlled by, or under common control with, you.

C.	“Chief Compliance Officer” means Erin. H. White.

D.

“Employee” includes all investment professionals, finance and operation team members whose primary day to day responsibilities are directly related to any SPPAM Client (e.g., Portfolio Manager, Associate Portfolio Manager, Traders, Operations, Finance, etc.). For completeness, the executive officers of Summit Partners, L.P., including its CEO, COO, CFO and CCO are considered shared resources and are solely subject to Summit Partners, L.P.’s Code of Ethics.

E.

“Federal Securities Laws” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), the Exchange Act, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder (the “Investment Company Act”), the Advisers Act, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the SEC under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the SEC or the Department of the Treasury.

F.

“In-Kind Distribution” of securities means a distribution from a Summit Fund of marketable securities to partners of the Summit Fund, including to one or more Advisers in the capacity as a general partner to a Summit Fund or to an Employee as a partner.

G.

“Managed Account” means an Employee’s account that contains, or may contain, Reportable Securities, and is managed by a third-party manager without specific direction by the Employee. In determining if an account is a Managed Account, the CCO will consider whether the Employee has the ability to suggest purchases or sales of investments to the third-party manager, direct purchases or sales of investments or consult the third-party manager as to a particular allocation of investments to be made in the Managed Account. The CCO has authority to determine at any time whether a particular account qualifies or continues to qualify as a Managed Account, whether additional information should be provided or whether additional steps must be taken to maintain Managed Account status for the relevant account. For the avoidance of doubt, Managed Accounts must still be reported under the reporting requirements outlined herein.

H.	“Non-Affiliate Company” means a company that is not on the list of Restricted Companies and that is included in the current list of the holdings of the SPPAM Entities.

I.	“Partner” means an Employee who also has an ownership interest in SPPAM.

J.	“Portfolio Company” means a company in which any private investment fund advised by Summit Partners, L.P. or Summit Partners Credit Advisors, L.P. either owns any Security or has otherwise invested.

K.	“Pre-Clearance Security” means a Reportable Security, except that it does not include:

a.	Broad based exchange traded funds that are registered investment companies under the Investment Company Act

b.	Municipal bonds issued by U.S. states or localities

L.	“Purchase or Sale of a Security” includes, among other things, the writing of an option to purchase or sell a Security.

M.	“Reportable Security” means a Security, except that it does not include:

a.	Direct obligations of the U.S. Government;

b.	Bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements;

c.	Shares issued by money market mutual funds;

d.	Securities held through a qualified tuition program established pursuant to Section 529 of the Internal Revenue Code of 1986, as amended (529 Plans);

e.

Securities issued by a personal holding company of an Employee the only assets of which are personal property of such Employee (such as a house, a boat, an airplane or other similar items) that are not held for speculative purposes. Any holdings of any Securities by the personal holding company, however, will not qualify for this exception.

N.

“Restricted Company” means an entity of which Summit Partners, L.P. or its affiliates is or within three months has been an affiliate (as such term is used for purposes of Rule 144 promulgated under the Securities Act).

O.	“Restricted Security” means a security listed on Summit Partners, L.P.’s Restricted Security List. Securities will be considered “restricted” if:

a.	Any of the issuer’s securities are owned, directly or indirectly, by a Summit Fund[1], or have been owned within the prior three-month period;

b.	An employee, or other designee of Summit Partners, L.P. or its affiliates serves on the Board of Directors of an issuer, or has served on an issuer’s Board during the prior three-month period;

c.

The issuer is a public company which has commenced discussions with any Adviser or its affiliates or a current Portfolio Company of a private investment fund advised by Summit Partners, L.P. or its affiliates regarding a material non-public transaction, such as a merger, acquisition, joint venture or major contract, or about which Employees have received and continue to maintain material non-public information; or

d.	The Chief Compliance Officer otherwise determines that it would be appropriate for the issuer of any other securities to be placed on the Restricted Security List.

[1]

The “Restricted Security” definition does not include issuers held by the advisory clients advised by SPPAM; however, Supervisory Personnel are not permitted to transact in the issuers held by the advisory clients advised by SPPAM in Non-Managed Reportable Accounts unless an exception by the CCO is granted. Any such exception granted by the CCO will require a minimum holding period of 60 calendar days and will not be permitted within 7 calendar days of a Summit Fund’s proposed acquisition or disposition of any Security of such issuer.

P.

“Restricted Security List” means a list of Restricted Securities in which Employee transactions are restricted as described in this Code of Ethics, which list will be maintained by the Chief Compliance Officer.

Q.	“SEC” means the United States Securities and Exchange Commission.

R.	“Security” shall have the meaning set forth in Section 202(a)(18) of the Advisers Act and includes:

a.	any note, stock, treasury stock, security future, bond, debenture, or evidence of indebtedness;

b.	any certificate of interest or participation in any profit-sharing agreement;

c.	any collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, or certificate of deposit for a security;

d.	any fractional undivided interest in oil, gas or other mineral rights;

e.

any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof);

f.	any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency;

g.

any virtual currency or cryptocurrency coins or tokens that are being offered, or previously were offered, as part of certain types of initial coin offerings (“ICOs”). For the avoidance of doubt, virtual currency or cryptocurrency coins or tokens were created outside the context of an ICO are not to be considered Securities; or

h.

in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase any of the foregoing.

S.

“SPPAM Funds” means the investment limited partnerships and Cayman Islands exempted companies advised by any Adviser or affiliate of any Adviser and offered to third party investors under private placement exemptions from registration under the Securities Act and the Investment Company Act.

T.	“Summit Partners” means the Advisers and partnerships and limited liability companies under common control (other than the Summit Funds) with the Advisers.

ARTICLE II

STANDARDS OF BUSINESS CONDUCT

The following standards of business conduct shall govern personal investment activities and the interpretation and administration of this Code of Ethics:

•	The interests of the Advisers’ clients (i.e., SPPAM Clients) must be placed first at all times;

•

All personal securities transactions must be conducted consistent with this Code of Ethics and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility;

•	Employees should not take inappropriate advantage of their positions; and

•	Employees must comply with applicable Federal Securities Laws and with applicable non-US laws prohibiting insider trading and market abuse.

This Code of Ethics does not attempt to identify all possible conflicts of interest, and literal compliance with each of its specific provisions will not shield Employees from responsibility for personal trading or other conduct that violates a fiduciary duty to the Advisers’ clients (i.e., SPPAM Clients).

ARTICLE III

TRADING RULES FOR PERSONAL/RELATED ACCOUNTS

The following rules govern securities trading by all Employees.

A.	No Employee may engage in any trade or order activity or investment if such activity is the result of exposure to material non-public information, i.e., inside information (see Article V).

B.	No Employee shall directly or indirectly acquire Beneficial Ownership in any security in a public offering, including without limitation any “directed shares” allocated by a managing underwriter.

C.

No Employee shall directly or indirectly acquire Beneficial Ownership in any security in a limited offering, or private offering, without obtaining prior approval from the CCO by submitting a pre-clearance request via the StarCompliance system or email.

D.	Employees are not permitted to execute trades involving Reportable Securities of publicly traded Pre-Clearance Securities in which they have a Beneficial Ownership, except:

i.

Sale transactions involving a Pre-Clearance Security beneficially owned prior to such Employee joining Summit Partners or prior to April 1, 2015. Sales transactions require the prior approval the CCO and pre-clearance requests may be submitted via the StarCompliance system or email;

ii.	Purchases or sales effected in any Managed Account approved by the CCO or her designee;

iii.	Purchases which are part of an existing Automatic Investment Plan;

iv.

Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its Securities, to the extent these rights were acquired from that issuer, and sales of the rights that were acquired; and

v.

Transactions made with respect solely to the following In-Kind Distributions: (a) by the trustee of the Summit Investment Holdings Trust or the Summit Investors Holdings Trust at such trustee’s sole discretion and without Employee control or direction on behalf of an Employee, (b) by a Partner where such Partner has held the In-Kind Distribution for at least 180 days and has obtained prior written approval from the CCO to engage in such transaction, or (c) by a Partner where such Partner makes a gift of the In-Kind Distribution to a charitable organization.

E.	As a general matter, the CCO will not grant clearance requests with respect to transactions involving any Restricted Security.

F.

Any Employee who purchases or sells virtual currency or cryptocurrency coins or tokens that are being offered, or previously were offered, as part of an ICO, should consult with the CCO as to whether such coins or tokens would be considered Securities for purposes of this policy. If the CCO determines, based on the structure of the ICO and relevant SEC guidance, that such coins or tokens should be considered Securities, the coins or tokens will be considered Reportable Securities for purposes of this policy. For the avoidance of doubt, virtual currency or cryptocurrency coins or tokens that were created outside the context of an ICO are not deemed Securities under this policy.

ARTICLE IV

REPORTING OF SECURITIES HOLDINGS AND TRANSACTIONS

A.	Initial Holdings Reports.

i.

Except as otherwise provided below, every Employee shall report to the CCO no later than 10 days after the person becomes an Employee, the following information (which information must be current as of a date no more than 45 days prior to the date the person becomes an Employee) via the StarCompliance system:

•

The title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares and principal amount of each Reportable Security in which the Employee has any direct or indirect Beneficial Ownership;

•	The name of any broker, dealer or bank with which the Employee maintains an account in which any Reportable Securities are held for the Employee’s direct or indirect benefit; and

•	The date the Employee submits the report.

ii.

An Employee need not make routine reports under Article IV with respect to securities held in any account over which that person has no direct or indirect influence, or control, (e.g., a blind pool trust in which the Employee is not able to suggest or direct trading activity or set the allocation of investments to be made in the trust), subject to the prior review and approval of the CCO.

1.

An Employee is required to report as part of his or her Initial Holdings Report, a trust account if the Employee is (a) a grantor or beneficiary of a trust managed by a third-party trustee or (b) has limited involvement in the trust. As part of this report, the Employee should provide information about the trustee or third-party manager, including the relationship between the employee and the trustee or third-party manager, and confirmation of whether or not the Employee is permitted to direct or suggest trade orders or set the investment allocation in the account. The CCO will review the information provided and determine if routine reporting under Article IV is required. If routine reporting is not required, the Employee may be required to provide the CCO reports on holdings and transactions made in a trust account when requested by the CCO.

2.

An Employee is required to report as part of his or her Initial Holdings Report, any account that holds Reportable Securities held in an Employee’s account and is managed by a third party without specific direction by the Employee (i.e., a Managed Account).

B.	Quarterly Transaction Reports.

i.

Except as otherwise provided below, every Employee shall report to the CCO, no later than 30 days after each calendar quarter, the name of any broker, dealer, transfer agent or bank with which the Employee maintains an account in which any Reportable Securities are held for the Employee’s director or indirect benefit.

ii.

Except as otherwise provided below, every Employee shall report to the CCO, no later than 30 days after the end of each calendar quarter, the following information via the StarCompliance system with respect to all transactions during the quarter in any Reportable Security in which such person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership in the Reportable Security:

•

The date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares and principal amount of each Reportable Security involved;

•	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

•	The price of the security at which the transaction was affected;

•	The name of the broker, dealer or bank with or through which the transaction was affected; and

•	The date the Employee submits the report.

iii.	A person need not make a transaction report:

•	With respect to transactions effected pursuant to an Automatic Investment Plan; and

•

An Employee need not make a report under this Article IV.A with respect to securities held in any account over which that person has no direct or indirect influence or control (e.g., a blind pool trust), subject to the prior approval of the CCO. An Employee is required to report as part of his or her Quarterly Transactions Report, any account that holds Reportable Securities held in an Employee’s account and is managed by a third party without specific direction by the Employee (i.e., a Managed Account).

C.	Annual Holdings Reports.

i.

Except as otherwise provided below, every Employee shall report to the CCO at least once annually by January 30 the following information (which must be current as of a date no more than 45 days before the date on which the report is submitted), via the StarCompliance system, for the year ended December 31:

•

The title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each Reportable Security in which the Employee has any direct or indirect Beneficial Ownership;

•	The name of any broker, dealer or bank with which the Employee maintains an account in which any Reportable Securities are held for the direct or indirect benefit of the Employee; and

•	The date the Employee submits the report.

An Employee need not make a report under this Article IV.A with respect to securities held in any account over which that person has no direct or indirect influence or control (e.g., a blind pool trust), subject to the prior approval of the CCO. An Employee is required to report as part of his or her Annual Holdings Report, any account that holds Reportable Securities held Employee’s account and is managed by a third party without specific direction by the Employee (i.e., a Managed Account).

D.

Disclaimer. Any report under this Article IV may contain a statement that the report shall not be construed as an admission by the person making the report that he or she has any direct or indirect Beneficial Ownership in the security to which the report relates.

E.

Acknowledgement of Receipt of Code of Ethics. Each Employee must be provided with a copy of this Code of Ethics and any amendments. Each Employee must provide the CCO or other designated compliance personnel acknowledgement via the StarCompliance system of his or her receipt of the Code of Ethics and any amendments. Employees must complete this acknowledgement upon becoming an Employee and periodically thereafter.

F.

Quarterly Certification. In addition to the written acknowledgement described above in Article IV.B, each Employee must certify quarterly via the StarCompliance system that he or she has disclosed or reported all personal Securities transactions required to be disclosed or reported pursuant to the requirements of the Code of Ethics and has otherwise complied with the Code of Ethics.

G.

Reporting Obligations While on a Leave of Absence. Employees expecting to go on a medical or other leave of absence must contact the CCO prior to such leave to make appropriate arrangements with respect to their reporting obligations.

ARTICLE V

POLICY ON USE OF NON-PUBLIC INFORMATION AND RESTRICTIONS

ON SECURITIES TRADING

A.

Subject Securities. For purposes of this Policy, “securities” of a particular company shall include derivative securities convertible into or otherwise based upon the securities of the relevant company. Also, the restrictions on trading securities included in this Policy are not intended to restrict trades of any Managed Account of an Employee. Examples of these situations would include sales by hedge funds, trusts or so-called “blind” investment accounts over which Employees do not exercise influence or control so long as the Employee acted in good faith and did not enter into such an arrangement or circumstance as part of a scheme to avoid proscriptions of applicable law.

B.

Federal Securities Laws. The Federal Securities Laws impose a framework of limitations and reporting obligations with respect to trading in securities of portfolio and non-portfolio companies. The precise impact of the Federal Securities Laws will depend on the facts and circumstances of each specific situation. The following categories of statutory regulation should be considered in any securities transaction:

i.

Rule 10b-5 and Related Provisions. Generally, prohibits trading in securities by persons in possession of material, non-public information about the issuer of the securities or according to the “shadow-trading” doctrine, about a similar issuer.

ii.	Regulation M. Prohibits trading in a distribution of securities by certain interested persons.

iii.	Section 13. Governs reporting requirements of greater than five percent stockholders of public reporting companies.

iv.

Section 16. Requires periodic filings on Forms 3, 4 and 5 to reflect holdings and transactions by statutory insiders in their company’s securities. Also requires disgorgement of short-swing profits generated from such transactions.

C.

The UK Insider Dealing and Market Abuse Laws. The UK Insider Dealing and Market Abuse Laws. In the UK, there are two regimes that prohibit insider trading. The first is the insider dealing regime contained in Part V of the Criminal Justice Act 1993. The second is the market abuse regime contained in Part VIII of FSMA and the FCA Code of Market Conduct. The insider dealing regime prohibits individuals who are insiders from dealing in price affected securities or encouraging others to do so, and also prohibits the disclosure of insider information other than in the proper performance of the functions of the individual’s employment or profession. The market abuse regime prohibits a wider range of behavior, including:

a.	Where an insider deals, or attempts to deal, in securities or related investments (such as derivatives) on the basis of inside information;

b.	Where an insider discloses inside information to another person otherwise than in the proper course of the exercise of his employment, profession or duties;

c.

Any behavior that is based on information that is generally not available, but which, if available, would be regarded by a regular user of the market as relevant when deciding the terms on which transactions in securities should be effected, and that is likely to be regarded by a regular user of the market as a failure to observe the standard of behavior reasonably expected of a person in the individual’s position;

d.

Effecting transactions that give, or are likely to give, a false or misleading impression as to the supply of, or demand for, or as to the price of, investments, or to artificially raise the price of investments;

e.	Effecting transactions which employ fictitious devices or any other form of deception or contrivance;

f.	Disseminating of false or misleading information in relation to investments; and

g.	Distorting the market.

D.

Policies Governing the Improper Use of Material Non-public Information. Employees may be subject to criminal penalties and civil liability if they trade (or encourage or advise others to trade) in any security on the basis of related material non-public information concerning the issuer of the securities, or if they disclose such information to others who trade while in possession of it. In recent years, the SEC has aggressively identified and prosecuted persons who traded on “inside information,” as it is sometimes called, or who “tipped” other persons who traded on such information. In addition, the SEC has recently pursued “shadow-trading” cases (i.e., trading in the securities of one company based upon material nonpublic information about a similar company (in whose securities the person does not trade)). In response to calls for stiffer penalties for trading while in possession of material non-public information, Congress has enacted various legislation which allows the courts to impose fines of up to three times the profit gained, or loss avoided on such transactions, as well as significant jail terms. In some cases, criminal prosecution is probable. In addition, in certain cases, the Summit Funds and Summit Partners may be subject to civil and criminal sanctions if Employees engage in illegal insider trading.

E.

Information Presumed to be “material”. In general, information is “material” if its disclosure to the public would likely affect the market for the security or if there is a substantial likelihood that a reasonable investor would consider the information important in making an investment decision. Although not designed to be an all-inclusive list, information concerning the following events should, in most cases, be presumed to be “material”:

i.	Mergers, acquisitions, going private transactions, takeovers or sales of a controlling interest;

ii.	Financial forecasts, especially estimates of earnings;

iii.	Changes in previously disclosed financial information;

iv.	Significant changes in operations;

v.	Increases or decreases in dividends;

vi.	Declarations of stock splits and stock dividends;

vii.	Proposed issuances of new securities or repurchase of securities;

viii.	Significant change in operations;

ix.	Significant increases or declines in backlog orders or the award of a significant contract;

x.	Significant new products to be introduced or significant technological developments;

xi.	Extraordinary borrowing; bank borrowings or other financing transactions out of the ordinary course

xii.	Major litigation;

xiii.	Potential changes in management;

xiv.	Financial liquidity problems;

xv.	Significant changes in management;

xvi.	Changes in auditors or notification that auditor’s report may not be relied upon;

xvii.	Significant cybersecurity incident;

xviii.	Nonpublic information relating to upcoming rulemaking by significant regulatory that would affect the issuer’s operations, profits, etc.;

xix.	Whistleblowing issues; and

xx.	The purchase or sale of substantial assets.

F.

Non-Use of Material, Nonpublic Information. No Employee shall ever engage in any transaction in securities on the basis of related material information concerning the issuer of the securities that has not been disclosed to the public. Information that Summit Partners, L.P. or one of its Portfolio Companies may be involved in or considering a potential transaction with another company may, in and of itself, be material nonpublic information. When in doubt, such information or any other information concerning a company should be presumed to be material and should not be disclosed to the public. THIS RESTRICTION UPON TRADING WHILE IN POSSESSION OF MATERIAL NONPUBLIC INFORMATION APPLIES TO MATERIAL NONPUBLIC INFORMATION ABOUT ANY ISSUER, NOT ONLY ISSUERS THAT ARE PORTFOLIO COMPANIES.

THE RECEIPT OF MATERIAL NONPUBLIC INFORMATION BY ANY EMPLOYEE IS REQUIRED TO BE REPORTED TO THE CHIEF COMPLIANCE OFFICER IMMEDIATELY.

G.

Non-Disclosure of Material, Nonpublic Information. In order to avoid liability under the Federal Securities Laws for disclosing (or “tipping”) material, nonpublic information to another person who subsequently uses that information to his profit, Employees should comply with the following policies:

i.

Do not discuss any nonpublic information that might be considered material with any person outside Summit Partners or with other persons within Summit Partners who do not need to know such information in connection with Summit Partners’ activities;

ii.	Do not recommend the purchase or sale of Portfolio Company (or Portfolio Company-related) securities to any person;

iii.

Do not recommend the purchase or sale of any issuer to any person if you possess nonpublic information that might be considered material regarding the issuer or similar issuer, or material to, such purchase or sale; and

iv.

Use special caution when receiving inquiries from securities analysts, companies in the same business as a Portfolio Company, and members of the press. Refer all such inquiries to the investment team member of Summit Partners, L.P. who is responsible for the Portfolio Company.

ARTICLE VI

PROCEDURES FOR COMPLIANCE WITH POLICY ON USE OF NON-PUBLIC

INFORMATION AND RESTRICTIONS ON SECURITIES TRADING

A.

Contractual Restrictions and Fiduciary Obligations. The partnership agreements among Summit Partners and its limited partners contain provisions outlining the obligations of Employees to the limited partners of the Summit Funds.

B.

Reportable Securities Transactions. Subject to the exceptions contained in Article III, Employees are not permitted to execute trades involving Reportable Securities in which they have a Beneficial Ownership interest. As a general matter, the Chief Compliance Officer will not grant pre-clearance requests with respect to transactions involving any Restricted Security or any related investment (derivatives, etc. referencing any Restricted Security), certain exceptions may be applied.

i.

From time to time, the Firm may obtain inside information about companies. The Employee in charge of any matter involving an issuer of public securities to which such information relates shall immediately inform the Chief Compliance Officer or designee of any such case and make a recommendation as to whether or not the company(s) involved should be placed on the Restricted Security List or be removed from the Restricted Security List and shall keep the Chief Compliance Officer or designee apprised of developments that may bear on the determination of whether such company should be placed on or removed from the Restricted Security List.

ARTICLE VII

GIFT POLICY

A.

Employees must obtain the pre-approval of the CCO where the prospective recipient of a gift is, or may be, a public official (for example, the representative of a public pension plan, labor union or union official, sovereign wealth fund, intergovernmental organization or other public body). Additionally, Employees must obtain the pre-approval of the CCO before giving, providing or accepting any cash gift to or for from any individual or organization with whom the Firm has a current or potential business relationship directly related to its advisory business. In all other cases, Employees must obtain the approval of the CCO or designee before giving, providing or accepting any gift with a value of $100 or more to or from any individual or organization with whom the Firm has a current or potential business relationship directly related to its advisory business. Requests for approval of a gift should be submitted for approval via StarCompliance.

B.

Employees who engage in the direct placement of trade orders on behalf of an advisory client must obtain the advanced approval of the CCO or designee prior to attending a business meal, sporting event or other entertainment event at the expense of a trading firm, if the estimated cost or value of your portion of the entertainment is greater than $100, or if you have received entertainment two or more times in a month from the same trading firm. Such expenses will not be approved if a representative from the trading firm will not be present at the event.

C.

On a quarterly basis, Employees are required to certify that they have obtained approval for all applicable gifts where the prospective recipient is or may be a public official or the value of the gift is $100 or more.

D.

On a quarterly basis, Employees who engage in the direct placement of trade orders on behalf of an advisory client are required to certify that they have obtained approval for all applicable entertainment events where the estimated cost or value of the Employee’s portion of the entertainment is greater than $100, or if the Employee has received entertainment two or more times in a month from the same party.

E.

In addition, SPPAM, Employees, and members of Employees’ families should not give or accept gifts, gratuities or other items of value to or from any individual or organization, which might in any way create a conflict of interest, or which would be likely to influence decisions made by the recipient of the gift in the performance of his or her role. Further, personal contacts may lead to gifts of a purely nominal value, which are offered on the basis of friendship and may not raise concerns related to conflicts of interest or influence a decision.

F.

Employees should use good judgment to avoid any gifts that would place SPPAM in a difficult, embarrassing or conflict situation with its advisory clients. Employees should discuss any questions they may have regarding gifts, with the Chief Compliance Officer prior to accepting any such item.

ARTICLE VIII

CONFLICTS OF INTEREST

A.

Each Employee should adhere to a high standard of business ethics, should disclose all actual or potential conflicts, should they emerge, to the Chief Compliance Officer, and be sensitive to situations that may give rise to actual as well as apparent conflicts of interest. A “conflict of interest” exists when a person’s private interest interferes in any way with the interests of the Advisers or their clients (i.e., SPPAM Clients). A conflict situation can arise when an Employee takes actions or has interests that may make it difficult to perform his or her work for the Advisers in an objective and effective manner. Conflicts of interest may also arise when an Employee, or members of his or her family, receives improper personal benefits as a result of his or her position with SPPAM or its affiliates. It is almost always a conflict of interest for an Employee to work simultaneously for a competitor, investor or service provider. The best policy is to avoid any direct or indirect business connection with the Advisers’ competitors, investors and service providers, except on an SPPAM’s behalf. Conflicts of interest are prohibited as a matter of policy, except under any guidelines approved by the Chief Compliance Officer (as described below). Each Employee has an obligation to make prompt and full disclosure in writing to the Chief Compliance Officer of any situation which may involve a conflict of interest. This includes, but is not limited to, the following:

i.

Ownership by an Employee, or members of an Employee’s Immediate Family, of a significant financial interest in any outside enterprise which does or seeks to do business with, or is a competitor of, SPPAM or its affiliates (except as an investor).

ii.

Without the approval of the Chief Compliance Officer, serving as a director, officer, partner, consultant, or in any other key role, in any company that does or seeks to do business with, or is a competitor of, SPAAM or the private investment funds advised by SPAAM and its affiliates.

iii.	Acting as a broker, finder or other intermediary for the benefit of a third-party in transactions involving SPPAM, its affiliates and/or its clients (i.e., the SPPAM Clients).

iv.	Any other arrangement or circumstance, including family or other personal relationships, which might dissuade the Employee from acting in the best interest of SPPAM or its affiliates.

v.	Transactions or relationships that would violate or require approval under the governing documents of the SPPAM Clients.

B.

If the Chief Compliance Officer determines that any such situation poses a risk of an actual or potential conflict of interest, the Chief Compliance Officer may impose restrictions or prohibitions as she determines to be necessary or advisable in light of SPPAM’s duties to its clients.

ARTICLE IX

ADMINISTRATION OF THE CODE OF ETHICS

A.	Reporting of Violations. Each Employee must report any violations of this Code of Ethics promptly to the Chief Compliance Officer.

B.	Review of Reports. The Chief Compliance Officer shall review the holdings and transaction reports submitted by Employees pursuant to Article IV.

C.

Exceptions. The Chief Compliance Officer may, under circumstances that she deems appropriate and not opposed to the interests of the Advisers’ clients, create exceptions to requirements under this Code of Ethics that are not expressly mandated under the Federal Securities Laws.

D.

Sanctions. Upon discovering a violation of this Code of Ethics (even an immaterial violation), Summit Partners, L.P. or its affiliates may impose such sanctions as it deems appropriate, including, among other things, disgorgement of profits, a letter of censure or suspension, or immediate termination of the employment of the violator.

E.

No Third-Party Rights. The procedures outlined herein are intended to provide a methodology for complying with the Code of Ethics and avoiding any appearance of impropriety by SPPAM or its Employees. These procedures are intended to go beyond the requirements of applicable law. By adopting the Code of Ethics, SPPAM does not intend to establish in favor of any third party any duty of care, any other duty or any obligation on the part of SPPAM or its Employees to act or refrain from acting in any manner. No third party shall be entitled to rely in any way on the procedures contained herein. Exceptions to the procedures outlined herein may be approved from time to time by SPPAM. No exception from these procedures shall be deemed to suggest that any action taken pursuant to such exception is inconsistent with the Code of Ethics or is otherwise inappropriate in any way.